Exhibit 16

March 4, 2005


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


RE: BPK Resources, Inc.
       Commission File Number 000-27339

We have read the statements that we understand BPK Resources, Inc. will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm.

We have no basis to agree or disagree with other statements made under Item 4.01 or statements made regarding other accounting firms.

Sincerely,

/s/  L J Soldinger Associates, LLC

L J Soldinger Associates, LLC